Exhibit 99.1

First M&F Corporation
June 29, 2012

Dear Shareholder:
The seeming redundancy of our communications over the last 2½ years might be misunderstood. However, repetition, when reporting solid, steady progress, might be forgiven. The trend started in early 2010 has continued through mid-year 2012. The credit improvement begun after 2009 continues. The metrics by which credit quality is measured have been positive, reflecting continuous, material, consistent, and accelerating improvement. Earnings which have been positive for ten quarters are growing. Capital is being built through the retention of those earnings.
There may be concern over whether a capital raise may be implied in our recent shelf registration. This was a renewal of the 2009 registration, a contingency measure with no immediate utility.
We do not anticipate any change in our CDFI status before 2018, thus allowing ample time to prepare to repay from internally generated sources.
The focus of M&F is on executing strategies which restore value to our shareholder base without dilutive effects. If and when a new capital injection may be needed, we intend for it to be on terms more favorable to you, our shareholders, than currently exist.
When earnings are released on or about July 19th, the performance and trends alluded to herein will become more explicit.
M&F is a unique company with a unique story. The most recent chapters demonstrate a unique resiliency and recovery seldom duplicated. We are committed to continuing that narrative in subsequent quarters.
As Americans we live in an exceptional nation which has shown resiliency and recovery for over 200 years. We are grateful for you, M&F and the U.S.A.
Sincerely,

Hugh S. Potts, Jr.
Chairman and CEO